Exhibit 99.1

April 2, 2007

News Release

Source: EnXnet, Inc.

EnXnet Announces Mold for Multimedia Gift Card™ Has Been Shipped to US

Tulsa, OK, April 2, 2007, EnXnet, Inc., (OTCBB Symbol: EXNT German Symbol E8U; German WKN# A0HMDW) announced today that German based Singulus Technologies AG, a publicly traded company (German WKN: 723890 German Stock symbol: SNG), received the long-awaited specialty mold which will be used to produce the Multimedia Gift Card™ for EnXnet’s customers.

Singulus utilized the mold to create thousands of raw samples of the Multimedia Gift Card™. The gift card samples will be used to run through the manufacturing line to enhance the manufacturing line process. Prior to final development of the manufacturing refinements, the production of the Multimedia Gift Card™ requires several separate and independent processes to produce a complete product. However, with the mold, Duplium will be able to produce the Multimedia Gift Card™ for final testing of the product prior to release to the market.

The mold is currently being shipped to Duplium Corporation, EnXnet’s U.S. based manufacturing partner. “We are looking forward to receiving the Multimedia Gift Card™ mold and will immediately begin preparing our testing on the production lines,” says Michael Jackson, President of Duplium Corporation. “We are very excited to be getting closer to producing and delivering this product.”

“The mold is a major step in a process that has been in the works for over a year. Once Duplium receives the mold, they will set up and prepare their manufacturing lines for testing and evaluation,” said Ryan Corley, EnXnet’s CEO. “This critical step in the development of our ThinDisc™ technology for use with the Multimedia Gift Card™ brings EnXnet into the next stage of commercializing one of our marquee technologies.”

Singulus is a global manufacturer of CD and DVD replication systems that offer a comprehensive line of optical disc manufacturing processes. The company has the entire value-added chain of supply at its disposal and is world market leader in the critical areas of mastering and DVD replication.

Singulus considers itself well equipped for the future due to its technological core competence and the opportunities presented by the emerging HD DVD and Blu-

ray third generation optical discs. The expansion into new business sectors will provide the organization with still further momentum. Singulus Technologies’ mid-term focus remains targeted on growth and solid earnings. Please visit www.singulus.com from more information on Singulus Technologies AG.

EnXnet has developed an impressive portfolio of proprietary products and technologies that address multi-billion dollar expanding markets. EnXnet’s products provide unique, practical solutions in the established categories of; blank media (CD/DVD), stored value gift cards, and a revolutionary Medical device. More information can also be obtained on EXNT by visiting http://www.stockreportcard.com.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
Or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
investor@icpichome.com
www.stockreportcard.com